SunEdison Takes Actions to Focus Solar Materials Operations on Asset-Light Strategy

•	Sells Kuching, Malaysia silicon wafer production facility

•	Decides to close Pasadena, Texas polysilicon production facility

•	Refocuses Portland, Oregon operations into cost effective R&D and technology demonstration center

•	Reports SMP joint venture is on track to meet key polysilicon production and cost targets
MARYLAND HEIGHTS, Mo., Feb. 18, 2016 /PRNewswire/ -- SunEdison, Inc. (NYSE:SUNE), the largest global renewable energy development company, today provided an update on its previously articulated strategy to refocus its Solar Materials operations on asset-light proprietary silicon production technologies via partnerships and joint ventures designed to enhance profitability while preserving high efficiency, cost effective solar panels supply to its downstream solar development platform.
Towards this goal, SunEdison is selling its Kuching, Malaysia silicon wafer production facility; plans to close its Pasadena, Texas polysilicon production facility; will refocus its Portland, Oregon operations into a cost effective R&D and technology demonstration center; and said its SMP joint venture is on track to meet key polysilicon production and cost targets.
“We are moving forward on several fronts with our asset-light strategy for the upstream solar materials business,” said Ahmad R. Chatila, SunEdison’s chief executive officer. “We believe our actions to re-engineer this business will maximize the value of our world-leading silicon production technologies, enabling SunEdison’s long term downstream growth and curtailing headwinds caused by trade actions and the commoditization of certain products.”
As a result of these actions, the company expects to report a total of $266 million in non-cash impairment charges and a total of $171 million in other restructuring charges in its fiscal 2015 fourth quarter financial results. It also expects to report approximately $10 million to $13 million in other restructuring charges in fiscal 2016. Further details of these charges can be found in the company’s Form 8-K filed with the SEC today.
Divesting commoditized operations
SunEdison has signed a definitive agreement to sell its silicon wafer manufacturing plant in Kuching, Malaysia to China-based LONGi Silicon Materials Corporation.
Silicon wafer manufacturing is largely performed by global manufacturers like LONGi, typically as part of a vertically integrated, high-volume business model. LONGi will operate the facility once it assumes ownership. The sale is expected to close in March 2016, subject to customary conditions and regulatory approvals.
As part of the transaction, SunEdison has secured a multi-year supply agreement for up to 3-gigawatts of high-efficiency monocrystalline solar panels from a LONGi subsidiary, subject to certain conditions. This agreement provides SunEdison with security of supply and cost effective solar panels to fuel SunEdison’s global development engine. SunEdison will also supply high-purity polysilicon produced by its proprietary high pressure fluidized bed reactor (HP-FBR) process in SMP, its joint venture facility in Korea, to LONGi.
The sale of the facility will result in one-time impairment and restructuring charges of $35 million that will be reflected in SunEdison’s fourth quarter financial results.
Shifting focus to sustainable operations and production technologies
SunEdison also said that its board of directors on February 16, 2016 decided to permanently close the company’s Pasadena, Texas polysilicon manufacturing plant. This action was taken in part as a consequence of a punitive Chinese trade action. China has imposed a 53.6 percent tariff on SunEdison’s polysilicon, pricing the American made polysilicon out of the market thereby preventing SunEdison from running the plant that it has operated for more than 20 years.

Polysilicon production has been terminated and seed production will end by the third quarter of 2016. Approximately 180 jobs are expected to be affected by the closure, subject to SunEdison’s collective bargaining obligations.
The closure will result in one-time impairment and restructuring charges of $363 million that will be reflected in SunEdison’s fourth quarter financial results, and approximately $10 million to $13 million in restructuring charges that are expected to be reported in fiscal year 2016.
SunEdison has also decided to refocus its activities at its Portland, Oregon facility. The facility has been consolidated into a cost effective R&D, technology demonstration and training center for future licensees of the company’s continuous Czochralski (CCz) silicon crystal ingot manufacturing technology.
As a result, SunEdison is halting high-volume production of silicon crystal ingot at the facility which is expected to reduce operating expenses to optimize cash utilization. Approximately 40 jobs are affected by the changes. The changes will result in one-time impairment and restructuring charges of $39 million that will be reflected in SunEdison’s fourth quarter financial results.
In addition, SunEdison said that polysilicon production at SMP, its joint venture facility in Korea, is on track to meet its production and cost targets and is ramping up towards full operating capacity. SMP is a state-of-the-art facility for both silane and polysilicon production. SMP leverages SunEdison’s HP-FBR technology to produce high purity, electronic grade polysilicon 10 times more efficiently than other polysilicon manufacturing technologies. This breakthrough reduces the cost of the raw material needed to produce solar panels to less than $0.04 per watt peak, approximately a 2x improvement over other existing technologies.
“This success proves that HP-FBR technology is ready to become the new standard for high quality polysilicon production,” said Dave Ranhoff, SunEdison’s president of Solar Materials. “With our HP-FBR and CCz crystal ingot technologies, we’re ideally positioned to lead in the next generation of solar panels and low cost solar energy.”
SunEdison plans to make its silicon production technologies broadly available through joint venture and licensing agreements.
About SunEdison
SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.
Forward Looking Statements
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only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. SunEdison disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law.

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